EXHIBIT 99.1

Press Release – For Immediate Release:

Press Contact: Kathleen Barrett, VP, Director of Marketing
Phone: 603-334-1251
Email: kbarrett@bankprov.com

Provident Bancorp, Inc. Appoints Dennis Pollack to Board of Directors

Portsmouth, NH – January 26, 2024 – Provident Bancorp, Inc. (NASDAQ: PVBC) is pleased to announce the appointment of Dennis Pollack to its Board of Directors as well as to the Board of Directors of its operating subsidiary, BankProv, a future-ready commercial bank that offers technology-driven banking solutions to its clients. Mr. Pollack brings a wealth of experience to the role, having served in various executive positions, including most recently as President and CEO of Prudential Bank in Philadelphia, PA.
“We are thrilled to welcome Dennis Pollack to the boards of Provident and BankProv. With decades of banking experience and a deep understanding of the market, Dennis is well-equipped to work with senior management to help guide our strategic vision in alignment with the interests of our shareholders” expressed Joe Reilly, Co-CEO of Provident Bancorp, Inc. and BankProv.
Dennis Pollack's extensive background includes executive roles at Sony Corporation of America, the Connecticut Bank of Commerce, the Savings Bank of Rockland County, and Paulson & Company. He has previously served on the boards of several depository institutions and has been recognized for his contributions to the banking industry, with published articles in Bottomline Magazine and The Bankers Magazine.
Mr. Pollack holds a B.S. in Economics from Seton Hall University, an M.B.A. from Columbia Business School, and a post-M.B.A. Diploma in Bank Lending from New York University.
About BankProv
BankProv is a subsidiary of Provident Bancorp, Inc. (NASDAQ: PVBC). BankProv is a future-ready commercial bank that offers a comprehensive suite of banking products for corporate clients. As a premier Banking-as-a-Service (BaaS) provider specializing in technology-driven banking solutions to niche markets, the Bank seeks to build financially strong and vibrant communities by investing in the success of their clients through understanding and solving their unique business needs. BankProv is a trusted advisor and partner to a wide range of niche, technology-driven industries including renewable energy, fintech and enterprise value lending. Headquartered in Amesbury, Massachusetts, BankProv is the 10th oldest bank in the nation. The Bank insures 100% of deposits through a combination of insurance provided by the Federal Deposit Insurance Corporation (FDIC) and the Depositors Insurance Fund (DIF). To learn more about the organization, visit bankprov.com.

Forward-Looking Statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or the Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as, “expects,” “subject,” “believe,” “will,” “intends,” “may,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or the Bank’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date on which they are given). Readers should carefully review the risk factors described in other documents that the Company files from time to time with the Securities and Exchange Commission, including Annual and Quarterly Reports on Forms 10-K and 10-Q, and Current Reports on Form 8-K.